UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2004

MICRO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-06253	33-0569235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Goodyear, Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(949) 837-3700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 8, 2004, Micro Therapeutics, Inc. (the “Company”) entered into a letter agreement (the “Agreement”) with Thomas C. Wilder, III, its President and Chief Executive Officer, regarding the payment of certain amounts to Mr. Wilder upon a change in control of the Company or a change in control of ev3 LLC, the sole owner of Micro Investment, LLC, the holder of approximately 50.3% of the Company’s outstanding shares of common stock.

Pursuant to the terms of the Agreement, in the event Mr. Wilder is either not offered continued employment with the Company, or its successor, after a change in control on substantially identical terms to his then current employment terms or if he is terminated for reasons other than Cause (as defined in the Agreement) or resigns for Good Reason (as defined in the Agreement) within 12 months after the change in control, Mr. Wilder is entitled to receive a lump sum payment equal to 12 months of his then current base pay, a pro rated portion of his target bonus plan payment for the then current year and the full amount of his target bonus plan payment for the next 12 months. Such payment will be the joint responsibility of the Company, or its successor, and ev3 LLC. In addition to the cash payment described above, the vesting of all of the unvested options to purchase shares of the Company’s common stock then held by Mr. Wilder will automatically accelerate and become immediately exercisable. Mr. Wilder will also be entitled to continue to participate in the Company’s group health plan for up to 18 months after the change in control or his termination, as the case may be, and will be entitled to receive up to $20,000 in outplacement services.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.46.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.46	Letter Agreement, dated October 8, 2004, by and among Thomas C. Wilder, III, Micro Therapeutics, Inc. and ev3 LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO THERAPEUTICS, INC.

October 13, 2004	/s/ Harold Hurwitz
Harold Hurwitz, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.46	Letter Agreement, dated October 8, 2004, by and among Thomas C. Wilder, III, Micro Therapeutics, Inc. and ev3 LLC.